Exhibit T3A.13

Composite Articles of Association

of

Tidewater Investment Coöperatief U.A.

Full and complete text of the articles of association of Tidewater Investment Coöperatief U.A., after deed of amendment of the articles of association, executed on 14 March 2017.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text shall govern by law.

ARTICLES OF ASSOCIATION:

Article 1 - Definitions

1.	In these Articles of Association the following definitions shall have the following meanings:

General Meeting of Members: the body of the Co-operative, consisting of the Members and the Voting Persons or a meeting of Members and Voting Persons (or their representatives);

Voting Persons: Members who are entitled to vote and other persons entitled to vote (or their representatives);

Special Resolution: a resolution of the Voting Persons, passed at a General Meeting of Members by unanimous votes, where all Voting Persons are present or represented or, as the case may be, a resolution of the Voting Persons by unanimous consent adopted outside a meeting in writing;

Article: an article of the Articles of Association;

Management Board: the management board (in Dutch: ‘bestuur’) of the Co-operative;

Managing Director: a member of the Management Board, from time to time. Unless indicated otherwise in these Articles of Association, this will mean a Managing Director A as well as a Managing Director B;

Co-operative: Tidewater Investment Coöperatief U.A., having its seat in Amsterdam, the Netherlands;

Contribution Agreement: an agreement between the Co-operative and a Member regarding a contribution by a Member to the Co-operative in accordance with Article 12 of the Articles of Association;

Capital Account: the account maintained by the Co-operative for a Member, on which the value of contributions, made by a Member to the Co-operative will be credited and withdrawals by a Member from the Co-operative will be debited, as described in Article 20 of the Articles of Association;

Capital and Reserve Account: the Capital Account and the Reserve Account jointly;

Members’ List: a list of Members of the Co-operative kept by the Management Board as mentioned in Article 5 of the Articles of Association, as amended from time to time;

Forming Member: an incorporator of the Co-operative, also being one of the first Members of the Co-operative;

Member Service Agreement: an agreement between the Co-operative and a Member regarding the services to be provided by the Co-operative to and for the benefit of the Member;

Member: a member of the Co-operative;

Membership: all rights and obligations of a Member vis-à-vis the Co-operative resulting from the Articles of Association, the Contribution Agreement(s) and the Member Service Agreement(s);

Membership Interest: with respect to a particular Member, a number expressed as a quotient whose numerator is the balance of such Member’s Capital Account and whose denominator is the total balance of the Capital Accounts of all Members, from time to time;

Reserve Account: the account maintained by the Co-operative on which profits of the Co-operative will be credited and losses of the Co-operative will be debited, as described in Article 20 of the Articles of Association;

in writing: by letter, by telecopier, by e-mail, or by message which is transmitted via any other current means of communication and which can be received in the written form, provided that the identity of the sender can be sufficiently established;

Articles of Association: the articles of association of the Co-operative as they will read from time to time.

2.	References to “Article” or “Articles” refer to articles in these Articles of Association, except where expressly indicated otherwise.

Article 2 - Name, Seat and Liability

1.	The name of the Co-operative is Tidewater Investment Coöperatief U.A.

2.	The Co-operative has its seat in the municipality of Amsterdam, the Netherlands.

3.	The Members, including Forming Members and former Members, shall not be liable for the Co-operative’s debts and they shall be under no obligation to contribute to a deficit existing at the time of dissolution of the Co-operative, if any.

Article 3 - Objects

1.	The Co-operative’s object is to provide for certain material needs of its Members pursuant to Member Service Agreements concluded with them in the course of the business it conducts or causes to be conducted to that end for their benefit in relation to the following:

a.	acquiring, holding and/or disposing of investments for the benefit of its Members, and to manage those investments on an ongoing basis;

b.	acquiring, holding and/or disposing of participations or other interests in corporate bodies, companies and enterprises, and collaborating with and managing such corporate bodies, companies or enterprises;

c.	ensure that appropriate financing is obtained in order to fund the acquisition and holding of investments, participations and other interests, and undertaking ongoing activities of whatever sort to maximize the return on investments for the benefit of the Members;

d.	furnishing guarantees, providing support or security, warranting performance and/or in any other way assuming liability, whether jointly and severally or otherwise, for or in respect of obligations of its Members, group companies and third parties;

e.	to finance business and companies, to borrow, to lend and to raise funds as well as to enter into agreements in connection with the aforementioned activities;

f.	to provide offshore supply and to support vessels and marine support services to the offshore energy industry through the operation of a fleet of marine service vessels;

g.	providing any other financial, managerial or other services to its Members, as agreed upon between the Co-operative and each of its Members from time to time; and

doing all that is connected or may be conducive to any of the above, all to be interpreted in the broadest sense.

2.	The Co-operative may stipulate rights for the benefit of the Members and may undertake obligations to the detriment of the Members insofar they fit within the objects and nature of the Co-operative.

3.	The Co-operative shall not have the power to unilaterally modify, amend, supersede, revoke, or assign its rights and obligations under the Member Service Agreements.

4.	The Co-operative may negotiate and enter into agreements similar to those that it concludes with its Members also with third parties, but not to such extent that the agreements with its Members are of secondary importance only.

Article 4 - Membership and Transfer of Membership and Membership Interest

1.

A Membership with all rights and obligations attached thereto is not transferable in full to a person (transferee), unless prior to the transfer a Special Resolution approving such transfer is adopted and the written consent for such transfer of all Members and the Co-operative has been obtained. Such transfer shall also include the assignment to and assumption by the transferee of all rights and obligations attached to the transferred Membership, including those arising from the Member Service Agreement(s), the Contribution Agreement(s) and the transfer of the balance on the transferring Member’s Capital and Reserve Account. Upon transfer of a Membership, the transferor’s Membership shall be considered by the transferor and the Co-operative to have been terminated in accordance with Article 8 paragraph 4 sub b, and the transferee shall become a Member with due observance of Article 5. A Membership cannot be transferred to a Member.

2.	A Membership Interest is transferable, in whole or in part, provided that prior to the transfer a Special Resolution approving such transfer is adopted and the written consent for such transfer of all Members and the Co-operative has been obtained. If a Membership Interest or part thereof is transferred to a transferee that is not yet a Member, such transferee should become a Member prior to or upon such transfer with due observance of Article 5 paragraph 2. If a Member transfers its entire Membership Interest to a Member, the transferor’s Membership shall be considered by the transferor and the Co-operative to have been terminated in accordance with Article 8 paragraph 4 sub b.

3.	The transfer of a Membership, a Membership Interest or part thereof, shall require a notarial or private deed to that effect between the transferee and transferor and the Co-operative. If a part of a Membership Interest is being transferred, the deed of transfer shall specify which part is being transferred and set out the consequence of the transfer in the relationship between the transferor and the Co-operative on the one hand and between transferee and the Co-operative on the other.

If a Membership shall be transferred as referred to in paragraph 1 or a Membership Interest in whole shall be transferred as referred to in paragraph 2, the concerning notarial or private deed shall contain a confirmation of the termination of the transferor’s Membership.

Article 5 - Admission of Members and Members’ List

1.	Admission of new Members is only possible if prior to the admission a Special Resolution approving such admission is adopted and the written consent of all Members and the Co-operative has been obtained.

2.	A written application for Membership must be submitted to the Management Board. The Management Board immediately informs the Members on the written application. The Members shall decide as soon as possible on the application.

3.	The Management Board shall keep a Members’ List, in which the following information shall be recorded:

i.	the names and addresses of the Members;

ii.	the dates of commencement and, to the extent applicable, termination of the Membership of each Member;

iii.	the balance of the Capital and Reserve Account of each Member;

iv.	the Membership Interest of each Member; and

v.	whether the Membership of a Member or part thereof has been encumbered pursuant to Article 25.

Article 6 - Termination of Membership

1.	The Membership of a Member terminates:

a.	upon notice of termination (in Dutch: ‘opzegging’) of Membership by the Co-operative in accordance with the provisions of Article 7;

b.	upon notice of termination (in Dutch: ‘opzegging’) of Membership by the Member in accordance with the provisions of Article 8; and

c.	by removal (in Dutch: ‘ontzetting’) in accordance with the provisions of Article 9.

2.	If the Co-operative enters into a legal merger (in Dutch: ‘juridische fusie’) or legal de-merger (in Dutch: ‘juridische splitsing’) as a result of which the Co-operative ceases to exist, the Membership of a Member shall terminate once the legal merger (in Dutch: ‘juridische fusie’) or legal de-merger (in Dutch: ‘juridische splitsing’) shall become effective.

3.	If a Member enters into a legal merger or a legal de-merger - or any equivalent under applicable law - as a result of which the Member shall cease to exist, or is otherwise involved in a transaction with the result that all or any part of its assets (including its Membership) transfers under universal title (in Dutch: ‘algemene titel’), the Membership and all rights and obligations attached thereto, shall be transferred to the acquiring party. Prior to a transaction as mentioned in the previous sentence, a Special Resolution approving such transaction must have been adopted and the written consent of all Members and the Co-operative must have been obtained. If such approval or consent is not obtained the Membership shall terminate as of the moment the Member ceases to exist or the above transaction takes effect, as the case may be.

Article 7 - Termination by the Co-operative

1.	The Management Board may terminate by notice, on behalf of the Co-operative, the Membership of a Member if:

a.	a Member is granted a moratorium of payment, has been declared bankrupt, is being dissolved or similar measures under foreign law are taken;

b.	a Member does not comply with any of its obligations towards the Co-operative;

c.	the Co-operative cannot reasonably be required to continue the Membership of a Member in accordance with Section 2:35 paragraph 2 of the Dutch Civil Code; or

d.	a Member no longer meets one or more requirements for Membership laid down in these Articles of Association.

2.	If one of the events referred to in paragraph 1(a) of this Article occurs, the Member will inform the Management Board immediately. In case one of the events as referred to in paragraph 1 of this Article occurs and the Management Board decides to terminate the Membership, the Management Board shall notify such Member of its decision to terminate by registered letter stating the reasons for the termination and effective date of termination. The Management Board may determine such effective date of termination.

3.	In the event of a termination of the Membership on behalf of the Co-operative, the Member in question may file an appeal with the General Meeting of Members within one (1) month of being notified of such resolution. During the period of appeal and pending the appeal the Member shall be suspended, with the understanding, however, that the suspended Member shall have access to the General Meeting of Members at which the resolution to suspend and/or the resolution to terminate the Membership of the Member will be discussed and the concerning Member may address that Meeting.

Article 8 - Termination by a Member

1.	A Member may give written notice of termination of Membership to the Management Board at all times.

2.	The Membership shall be terminated with effect from the start of the following financial year. Notice of termination must be given at least four (4) weeks prior to termination. The Management Board shall send the relevant Member written notice of receipt within fourteen (14) days, with a copy to all other Members.

3.	Notwithstanding the above in paragraph 2 of this Article, each Member has the right to terminate its Membership with immediate effect:

a.	if the Member cannot reasonably be required to continue the Membership;

b.	within one (1) month after having become aware or having been notified of a resolution restricting its rights or increasing its obligations, in which case the resolution shall not apply to the Member; and

c.	within one (1) month after having been informed of a resolution to convert the Co-operative in another legal form or to merge or demerge the Co-operative.

4.	Notwithstanding the above in paragraphs 2 and 3, a Membership may be terminated by a Member:

a.	with immediate effect upon prior written consent of all Members; or

b.	if a Membership shall be transferred as referred to in Article 4 paragraph 1 or a Membership Interest in whole as referred to in Article 4 paragraph 2, per the effectiveness of such transfer.

Article 9 - Removal of a Member

1.	The Management Board may remove a Member if a Member:

i.	acts in breach of the Articles of Association or other by-laws or, to the extent applicable, or the Member Service Agreement(s);

ii.	acts in breach of a valid resolution of the Co-operative; or

iii.	prejudices the Co-operative in an unreasonable manner.

2.	The Management Board shall notify the Member concerned of the decision for removal by registered letter stating the reasons on which it is based.

3.	Article 7, paragraph 3 shall mutatis mutandis apply to this Article.

Article 10 - Rights and Obligations at Termination

1.	Upon termination of a Membership (other than by way of a transfer of a Membership or transfer of the entire Membership Interest as set out in Article 4), the payments as specified in Article 20 shall become due by the Co-operative to the Member.

2.	Upon termination of a Membership (other than by way of a transfer of a Membership or transfer of an entire Membership Interest as set out in Article 4) the former Member shall only have the rights as specified in these Articles of Association.

3.	Upon termination of a Membership by way of a transfer of a Membership or transfer of an entire Membership Interest as set out in Article 4, the former Member shall not have any rights in connection with a Membership.

Article 11 - Rights and Obligations of Members

The Members have the right to:

a.	inspect the Members’ List; and

b.	inspect the annual accounts drawn up, and other additional information regarding the annual accounts required by law, and if required, obtain a copy free of charge of the aforementioned documents.

Each Member has the obligation to enter into a Member Service Agreement with the Co-operative as referred to in Article 3.

Article 12 - Contributions

1.	Each Member shall contribute to the Co-operative as its contribution (in Dutch: ‘inleggelden’) cash or other goods amounting to an assessed value, as determined by unanimous decision of all Members.

2.	Each Member may only contribute any additional cash or other goods to the Co-operative upon prior written consent of all Members. Additional contributions shall be agreed upon in separate Contribution Agreements between the Co-operative and the contributing Members. No interest shall be paid on the balance of the Capital Account of a Member.

3.	Except as expressly provided for in these Articles of Association, no Member shall have the right to withdraw any part of its contribution to the Co-operative or to receive any distributions in respect of the Membership in the Co-operative without the prior written consent of all Members and only in accordance with Article 20.

Article 13 - Management Board

1.	The Management Board shall be entrusted with the management of the Co-operative, subject to the provisions of these Articles of Association and shall consist of one or more Managing Directors A and one or more Managing Directors B. The Management Board may establish rules regarding its decision-making process and working methods, in addition to the relevant provisions of these Articles of Association.

2.	The General Meeting of Members shall determine the number of Managing Directors. The Management Board can consist of individuals and legal entities. Managing directors of Members can be appointed as Managing Directors. Non-members may also be appointed as Managing Directors.

The Managing Directors shall be appointed by the General Meeting of Members. At least half of the Managing Directors must be a Managing Director A. A Managing Director A must be resident in the Netherlands in case of an individual and must be effectively managed (resident) in the Netherlands in case of a legal entity. A Managing Director B may be resident outside the Netherlands in case of an individual and may be effectively managed outside the Netherlands in case of a legal entity.

Article 14 - Dismissal and Suspension

1.	The Managing Directors may at all times be dismissed or suspended by the General Meeting of Members.

2.	In case and as long as the Management Board is not composed of at least one Managing Director A and at least one Managing Director B, the Management Board shall not be empowered to perform its tasks.

Article 15 - Appointment

1.	The Management Board may designate from amongst its members a chairman, a secretary and a treasurer and make arrangements for their substitution in case of absence. A Managing Director can have more than one function.

2.	A Managing Director shall be appointed for an indefinite period. Vacancies shall be filled as soon as possible. If there are vacancies on the Management Board, the remaining Managing Directors shall remain fully competent and empowered to manage and represent the Co-operative, provided that at least one Managing Director A and one Managing Director B is in function.

Article 16 - Remuneration

The Managing Directors may receive remuneration and reimbursement of costs and expenses, as determined by the General Meeting of Members.

Article 17 - Meetings of the Management Board

1.	The Management Board shall meet as often as any Managing Director shall deem necessary, however, at least one (1) time each calendar year. Resolutions may only be adopted if the majority of the Managing Directors are present at a meeting or represented and at least one (1) Managing Director A and one (1) Managing Director B are present or represented. Each Managing Director may cast one (1) vote at the meetings of the Management Board. If the outcome of the votes with respect to a proposal are equally divided, the General Meeting of Members shall decide upon the proposal concerned.

2.	All meetings of the Management Board shall be held in the Netherlands. The meetings of the Management Board can be attended to and votes can be cast by electronic means of communication, provided that at least half of the members of the Management Board are physically in the Netherlands, while casting votes, in which case the Meeting is deemed to have been held in the Netherlands.

3.	The chairman shall chair the meetings of the Management Board. In case of his absence the meeting shall appoint its chairman.

4.	Management Board resolutions shall be adopted by an absolute majority of the votes cast, unless a larger majority is required by these Articles of Association. At least half of the Managing Directors that have voted in favor of the proposal must be Managing Director A and at least one Managing Director B must have voted in favor of the proposal.

5.	The General Meeting of Members is entitled to require resolutions of the Management Board to be subject to its approval. These resolutions shall be clearly specified and notified to the Management Board in writing.

The lack of approval referred to in the preceding paragraph does not affect the authority of the Management Board or the Managing Directors to represent the Co-operative.

6.	Resolutions of the Management Board may also be adopted in writing without recourse to a Management Board meeting, provided that all Managing Directors have been consulted, none of them opposes to this method of adopting resolutions and at least half of the Managing Directors sign the written resolutions in the Netherlands. Each resolution taken outside a meeting shall be made available at the first following meeting of the Management Board for inspection by the Managing Directors.

Article 18 - Representation of the Co-operative

1.	The Management Board shall represent the Co-operative. The Co-operative may also be represented by a Managing Director A acting jointly with a Managing Director B.

2.	The Management Board may resolve to grant one or more powers of attorney to one or more persons to represent the Co-operative within the limits of such power of attorney.

3.	In case of a conflict of interest between the Co-operative and one or more Managing Directors, the provisions of Article 18 paragraph 1 shall continue to apply unless the General Meeting of Members has appointed one or more persons to represent the Co-operative in the case at hand.

Article 19 - General Meeting of Members

1.	All Members and Voting Persons have the right to attend the General Meeting of Members. Furthermore, a suspended Member shall have access to and shall be entitled to address a General Meeting of Members at which the resolution to suspend and/or the resolution to terminate the Membership of the Member concerned will be discussed.

2.	Each Voting Person may cast one (1) vote in the General Meeting of Members. A Voting Person may be represented by a proxy holder (who does not have to be a Voting Person) provided that a written power of attorney is presented to the chairman of the General Meeting of Members.

3.	Each year at least one (1) meeting of the General Meeting of Members shall be held. Meetings of the General Meeting of Members shall be held in the Netherlands.

4.	With due observance of paragraph 3 of this Article, the Management Board shall convene a meeting of the General Meeting of Members as often as the Management Board shall deem necessary, or on the written application of any of the Voting Persons.

5.	Unless provided otherwise in these Articles of Association, all meetings of the General Meeting of Members shall be convened at least fourteen (14) days prior to the date of the meeting by means of notice convening a meeting, stating the items on the agenda. If notice is not given in accordance with this Article the General Meeting of Members may only adopt Special Resolutions.

6.	Items not stated in the notice convening the meeting of the General Meeting of Members may not be considered unless all Voting Persons are represented at the meeting.

7.	If the Management Board or a Voting Person is of the opinion that there is a matter of immediate urgency, the General Meeting of Members may be convened within a shorter period of time, however never within a period of less than four (4) days unless approved by all Voting Persons.

8.	The General Meeting of Members shall be chaired by the chairman of the Management Board. In case of his absence the meeting shall appoint its chairman.

9.	The chairman of the meeting shall designate a secretary who shall keep minutes of the meeting.

10.	In so far as no larger majority is prescribed by these Articles of Association, all resolutions shall be adopted by an absolute majority of the votes cast.

11.	Resolutions of the Voting Persons may also be adopted in writing without recourse to a General Meeting of Members, provided they are adopted by a unanimous vote. Such resolutions may only be validly adopted provided that the members of the Management Board have been informed and have been given the opportunity to render their advice on proposed resolutions. The Management Board shall keep records of the resolutions thus adopted by the Voting Persons.

Article 20 - Capital Accounts and Reserve Account, Repayments

1.

The Co-operative shall not have a capital divided into shares nor equal or proportionate parts. Notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of chapter 11 of title 11 of the United States Code, the Co-operative shall not issue non-voting equity securities, provided and without prejudice to the first sentence of this Article 20 paragraph 1, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of chapter 11 of title 11 of the United States Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Co-operative and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

2.	The Co-operative shall maintain in its accounts for each Member a Capital Account. For each Capital Account there will be a connected Reserve Account. A Reserve Account cannot be separated from the Capital Account to which it is attached.

3.	The accounts referred to in paragraph 2 of this Article shall be maintained in United States Dollars.

4.	A Capital and Reserve Account, not being the balance of such account may only be transferred together with the Membership, as provided for in Article 4 paragraph 1.

5.	a. The Capital Account of each Member shall be credited with:

i	the amounts contributed to the Co-operative or, in case of contribution in kind, the amounts equal to the value thereof in accordance with Article 12; and

ii	the amounts equal to the balance of the Capital Account allocated to any acquired Membership Interest.

The Capital Account of each Member shall be debited with:

i	the amounts distributed from the Capital Account or, in case of distribution in kind, the amounts equal to the value thereof, to such Member by the Co-operative in accordance with paragraph 7 of this Article; and

ii	the amounts equal to the balance of the Capital Account allocated to any transferred Membership Interest.

b.	The Reserve Account shall be credited with:

i	the net profits of the Co-operative allocated to a Member; and

ii	the amounts equal to the balance of the Reserve Account allocated to any acquired Membership Interest.

The Reserve Account shall be debited with:

i	the amounts distributed from the Reserve Account or, in case of distribution in kind, the amounts equal to the value thereof, to such Member by the Co-operative in accordance with paragraph 7 of this Article;

ii	the allocated net losses of the Co-operative allocated to a Member; and

iii	the amounts equal to the balance of the Reserve Account allocated to any transferred Membership Interest.

6.	Without prejudice to paragraph 7 of this Article, the amount of the contribution to the Capital Account shall be repaid only at the termination of the Membership or after the liquidation of the Co-operative, in accordance with the provisions of Articles 23 and 24.

7.	By Special Resolution and provided that all Members consent to such repayment it may be decided to repay in whole or in part the Member’s Capital Account(s) of one or more of the Members. Withdrawals from the Capital Account(s) by Members without prior written consent of all Members are not allowed.

8.	By Special Resolution and provided that all Members consent to such distribution, it may be decided to make distributions to a Member from its Reserve Account. Withdrawals from the Reserve Account(s) by Members without the prior consent of all Members are not allowed.

9.	In case of repayment to a Member pursuant to paragraph 6, 7 and 8 of this Article, such payment shall be made into a bank account designated by the concerning Member. Payment to a Member may be made in kind, upon a proposal to this effect by the General Meeting of Members.

10	The amounts that are allocated to the Capital and Reserve Account of a Member shall in case of termination of its Membership other than by way of a transfer of a Membership or transfer of an entire Membership Interest as set out in Article 4, or after the liquidation of the Co-operative, in accordance with the provisions of Articles 23 and 24, be paid within fourteen (14) days, or in case of a distribution in kind, in accordance with the transfer requirements as set forth by the applicable law as soon as reasonably practicable.

11.	The amounts that are allocated to the Capital Account and/or the Reserve Account of a Member shall after liquidation of the Co-operative, in accordance with the provisions of Articles 23 and 24, be paid within fourteen (14) days, or in case of a distribution in kind, in accordance with the transfer requirements as set forth by the applicable law as soon as reasonably practicable.

Article 21 - Financial Year, Annual Accounts and Losses and Profits

1.	The financial year shall be from the first day of April and shall end on the thirty-first day of March in the next calendar year.

2.	Each year, no later than six (6) months after the end of the financial year, unless this period is extended by the General Meeting of Members by not more than five (5) months by reason of special circumstances, the Management Board shall prepare annual accounts and make them available for inspection by the Members.

3.	Within the same period, the Management Board shall also deposit the annual report (in Dutch: ‘jaarverslag’) for inspection of the Members, unless Section 2:396 paragraph 6 or Section 2:403 of the Dutch Civil Code applies to the Co-operative.

4.	The annual accounts drawn up by the Management Board to be submitted to the General Meeting of Members shall be signed by all Managing Directors of the Management Board. If the signature of one (1) or more of them is missing, the reason therefore shall be stated.

5.	The Co-operative may, and if the law so requires shall, appoint an accountant to audit the annual accounts, which appointment shall be made by the General Meeting of Members. The Management Board shall be authorized to do so when the General Meeting of Members fails to appoint an accountant.

6.	The accountant shall carry out the examination in accordance with Section 2:393 of the Dutch Civil Code, and shall report on his audit to the Management Board. He shall set out the results of his audit in a certificate as to whether the annual accounts give a true and fair view.

7.	If no accountant’s certificate as referred to in paragraph 6 of this Article is made available, the General Meeting of Members shall annually appoint a committee of at least two (2) persons who may not form part of the Management Board. This committee shall examine the annual accounts and shall report on its findings to the General Meeting of Members, as referred to in Section 2:48 paragraph 2 of the Dutch Civil Code.

8.	The Management Board shall ensure that the annual accounts, the annual report and other additional information required pursuant to Section 2:392 paragraph 1 of the Dutch Civil Code shall be available for inspection at the offices of the Co-operative as from the day on which notice of the annual General Meeting of Members is given. Members may inspect the documents and receive a copy thereof free of charge.

9.	The annual accounts shall be adopted by the General Meeting of Members.

10.	After adoption of the annual accounts, the General Meeting of Members may pass a resolution concerning release of the Managing Directors from liability for the exercise of their duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the General Meeting of Members prior to the adoption of the annual accounts. The scope of the release from liability shall be subject to limitations by virtue of the law.

11.	After adoption of the annual accounts by the General Meeting of Members, the net profits of the Co-operative, which shall not be allocated to its general reserves, shall be allocated upon prior written consent of all Members to the Reserve Account of each Member pro rata to the Membership Interest of that Member.

12.	The net losses of the Co-operative shall, to the extent available, first be debited to the general reserves of the Co-operative, and if insufficient general reserves are available, debited to the Reserve Account of each Member pro rata to the Membership Interest of each Member.

13.	Interim payments to the Members of net profits of a relevant year may be made during the course of that financial year, as determined by the Management Board and approved by all Members.

Article 22 - Amendment of the Articles of Association

1.	An amendment to the Articles of Association may only be made pursuant to a Special Resolution and provided that all Members consent to such amendment. The notice convening the concerning meeting must state that a resolution to amend the Articles of Association shall be proposed at the meeting. The verbatim text of the proposal must be enclosed with the notice convening the meeting and shall be deposited at the offices of the Co-operative for inspection by the Voting Person at least five (5) days prior to the meeting up to and including the date on which the meeting is held.

2.	The period of time for convening such meeting shall be at least fourteen (14) days, excluding the day of the convocation and the day of the meeting.

Article 23 - Dissolution and Liquidation

1.	The Co-operative shall be dissolved:

a.	by a Special Resolution and provided that all Members consent to the dissolution, or

b.	if there is less than one (1) Member.

2.	The Co-operative shall continue to exist during its liquidation to the extent required for the purpose of the liquidation of its assets and liabilities. In documents and announcements issued by the Co-operative, the words: ‘in liquidation’ (in Dutch: ‘in liquidatie’) must be added to its name.

3.	The Co-operative may only be dissolved as referred to in paragraph 1. sub (a) of this Article pursuant to a resolution of the General Meeting of Members, whereby the notice convening the meeting must state that a resolution to dissolve the Co-operative shall be proposed at the meeting.

4.	The period of time for convening such a meeting shall amount to a least fourteen (14) days, excluding the day of convocation and the day of the meeting.

5.	If the Co-operative is dissolved pursuant to a resolution of the General Meeting of Members, the Managing Directors shall become liquidators of the dissolved Co-operative, unless the General Meeting of Members has designated other liquidators. The liquidators shall have the same powers, duties and liabilities as the Managing Directors to the extent that these are consistent with their duties as liquidator.

Article 24 - Allocation of Surplus

The balance remaining after payment of:

i	the debts of the dissolved Co-operative; and

ii	the amounts on the Members’ Capital and Reserve Account,

shall be allocated to the Members pro rata to the Membership Interest of each Member.

Article 25 - Encumbrance

Each Member shall be entitled to pledge (in Dutch: ‘verpanden’), establish a right of usufruct (in Dutch: ‘vruchtgebruik’) on or otherwise encumber (in Dutch: ‘bezwaren’) all or any part of its Membership, its beneficial or legal interest in the Co-operative, provided a Special Resolution approving such encumbrance is adopted and the prior written consent of all Members has been obtained. The voting rights attached to the Membership can be assigned and/or transferred to the beneficiary of the encumbrance.

Article 26 - Governing Law

The laws of the Netherlands shall govern the validity of the Articles of Association, the construction of its terms and the interpretation of the rights and duties hereunder.